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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 3, 2000, relating to the financial statements and financial highlights of H&Q IPO & Emerging Company Fund which appear in the September 30, 2000 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the headings " Independent Accountant" and "Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
New York, New York
January 26, 2001